Resorts International, Inc.
Resorts International Hotel, Inc.
1133 Boardwalk
Atlantic City, New Jersey 08401

                                                              January ___, 1994


Mr. Thomas E. Gallagher
President
The Griffin Group
780 Third Avenue
New York,  NY  10017


 Re:  License and Services Agreement

Dear Tom:

 This will confirm the agreement among The Griffin Group Inc.
("Group"), Resorts International, Inc. ("RII") and Resorts International Hotel, Inc. ("RIH") that the License and Services Agreement dated as of September 17, 1992 (the "Agreement") among Group, RII and RIH shall be amended as follows:


 1. The second sentence of Section 4 of the Agreement shall be deleted in its entirety and the following sentence shall be inserted in its place:

 "On September 17, 1993, Resorts shall pay to Group the sum of $2,205,000 which represents the compensation payable to Group in respect of the year ending September 16, 1995: on the earlier of September 17, 1994 or the Effective Date of any Reorganization, Resorts shall pay to Group the sum of $2,310,000, which represents the compensation payable to Group in respect of the year ending September 16, 1996; and in the event of a Reorganziation on September 17, 1995, Resorts shall pay to Group the sum of $2,425,000 or such lesser amount which shall be a fraction thereof in proportion to the period between September 17, 1996 and the expiration date of this Agreement as determined in accordance with the terms of clause (y) of Section 3 hereof, which amount represents the compensation payable to Group in respect of the period from September 17, 1996 to the expiration date of this Agreement."

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 2. Section 5 of the Agreement shall be deleted in its entirety and the following shall be inserted in its place:

 "5. WARRANTS. On the Effective Date, Group will receive warrants for 10% of the common stock of RII as restructured or reorganized on a fully diluted basis (taking into account all options, warrants and convertible securities, including options issued to management). The exercise price of each warrant shall be the lesser of (x) the average market price of RII's common stock for the twenty trading days following the Effective Date or (y) $1.875. Such warrants shall be immediately exercisable upon the Effective Date and shall expire on the fourth anniversary of the Effective Date. Such warrants shall be freely transferable, subject only to such restrictions as then exist under the Securities Act of 1933, as amended, and any state securities laws, but RII shall be under no obligation to effect the registration of such warrants."

 This will further confirm that Group will pay to RII upon request of RII on or about the Effective Date (as defined in the Agreement) the principal amount of the Group Note outstanding as of such date reduced by the amounts contemplated to be paid to Group pursuant to Section 4 of the Agreement (the amount of such payment is estimated to be approximately $3,000,000).

 Please indicate your agreement to this letter agreement by your signature in the place indicated below and return a counterpart hereof to the undersigned. This letter agreemen shall be effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.

     Very truly yours,

     RESORTS INTERNATIONAL, INC.


     By ___________________________


     RESORTS INTERNATIONAL HOTEL, INC.


     By ____________________________


ACCEPTED AND AGREED:

THE GRIFFIN GROUP


By ____________________________


CONSENTED TO:



________________________________
Merv Griffin

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